Exhibit 2(b)



                            AMENDMENT TO THE BY-LAWS
                                       OF
                      LEGG MASON TOTAL RETURN TRUST, INC.
                         (Effective February 19, 1992)


Upon recommendation of the Board of Directors of Legg Mason Total Return Trust, Inc. ("Corporation") and the affirmative vote of a majority of the outstanding shares of the Corporation, as defined by the Investment Company Act of 1940, as amended, the Corporation's By-laws are hereby amended as follows:

         1. Articles XII and XIII of the Corporation's By-laws are hereby repealed.

         2. Article XI, Section 11.02 is hereby amended to provide in its entirety:

                  Section 11.02. By Stockholders Only.

                  (a) No amendment of any section of these By-laws shall be made except by the stockholders of the Corporation if the By-laws provide that such section may not be amended, altered or repealed except by the stockholders.

                  (b) From and after the issuance of any shares of the Capital Stock of the Corporation, no amendment of this Article XI shall be made except by the stockholders of the Corporation.